Exhibit 23.2

STEVENSON & COMPANY CPAS LLC A PCAOB Registered Accounting Firm	12421 N Florida Ave. Suite.113 Tampa, FL 33612 {813)443-0619

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1 Pre-Effective Amendment 2 of our audit report dated December 30, 2015 relative to the financial statements of Killer Waves Hawaii, Inc. as of September 30, 2015 and 2014 and for year ended September 30, 2015 and for the period from inception (September 24, 2014) through September 30, 2014.

We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in such Registration Statement.

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC
Tampa, Florida
February 16, 2016